Exhibit 23.4

26 February 2021

The Board of Directors

HSBC Holdings plc

CONSENT OF C G SINGER

I, C G Singer, hereby consent to be named as valuation actuary of the HSBC Bank (UK) Pension Scheme in the Annual Report on Form 20-F for the year ended December 31, 2020 of HSBC Holdings plc (the “Company”) and incorporated by reference in the Company’s Registration Statement on Form F-3 to be filed on or about February 26, 2021.

Yours sincerely,

/s/ C G Singer
C G Singer
Fellow of the Institute and Faculty of Actuaries

C G Singer

Consulting Actuary

Watson House

London Road

Reigate

Surrey RH2 9PQ

UK

T +44 1737 241 144

D +44 1737 274 192

M +44 7711 927 212

F +44 1737 241 496

E colin.singer@willistowerswatson.com

W willistowerswatson.com

Towers Watson Limited is registered in England and Wales

Registration number 5379716, Registered address: Watson House, London Road, Reigate, Surrey RH2 9PQ, UK

Authorised and regulated by the Financial Conduct Authority.